UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 25, 2011

Congaree Bancshares, Inc.

(Exact name of registrant as specified in its charter)

South Carolina

(State or other jurisdiction of incorporation)

333-131931	20-3863936
(Commission File Number)	(IRS Employer Identification No.)

1201 Knox Abbott Drive, Cayce, South Carolina	29033
(Address of principal executive offices)	(Zip Code)

(803) 794-2265

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07.  Submission of Matters to a Vote of Security Holders.

On May 25, 2011, Congaree Bancshares, Inc. (the “Company”) held its 2011 Annual Meeting of Shareholders.  At the meeting, of the 1,764,439 shares of common stock outstanding and entitled to vote, 898,853 were present in person or by proxy, and the following matters were voted upon and approved by the Company’s shareholders:

1.	The election of five directors to the Company’s board of directors;
2.	The advisory, non-binding resolution to approve the compensation of the Company’s named executive officers; and
3.	The ratification of the appointment of Elliott Davis, PLLC as the Company’s independent auditor for the fiscal year ending December 31, 2011.

The following is a summary of the voting results for each matter presented to the shareholders:

Election of Directors

Director’s Name	Votes For	Votes Withheld	Broker Non-Votes
J. Kevin Reeley	828,222	6,250	64,381
Dr. Larry J. Stroud	818,923	15,549	64,381
Donald E. Taylor	828,872	5,600	64,381
Harry Michael White	829,172	5,300	64,381
Charles A. Kirby	825,472	9,000	64,381

Non-Binding Resolution with Respect to Executive Compensation

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
772,259	43,460	14,710	68,424

Ratification of the Appointment of Elliott Davis, PLLC

Votes For	Votes Against	Votes Abstained
893,653	2,450	2,750

ITEM 8.01 Other Information.

On May 13, 2011, the Company paid to the U.S. Treasury, pursuant to the Capital Purchase Program (“CPP”), the amount of $277,559, constituting payment in full of the current quarter’s dividend payment and the five deferred quarterly dividend payments.  As part of the CPP, the Company entered into a letter agreement with the Treasury on January 9, 2009, which includes a Securities Purchase Agreement-Standard Terms.  Under this agreement, dividends compound if they accrue and are not paid.  Failure by the Company to pay the dividend on the shares of Series A Preferred Stock is not an event of default.  The Company is now current on its dividend obligations to Treasury.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONGAREE BANCSHARES, INC.

Dated: May 26, 2011	By:	/s/ Charlie T. Lovering
		Name:	Charlie T. Lovering
		Title:	Chief Financial Officer